Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

CARROLS HOLDINGS CORPORATION

Under Section 242 of the General Corporation Law

CARROLS HOLDINGS CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware hereby certifies as follows:

FIRST: The name of the Corporation is “Carrols Holdings Corporation”.

SECOND: The Certificate of Incorporation of the Corporation originally filed with the Secretary of State on September 15, 1986, was restated pursuant to the Restated Certificate of Incorporation filed with the Secretary of State on December 22, 1986, was amended and restated pursuant to the Certificate of Amendment to Restated Certificate of Incorporation filed with the Secretary of State on August 18, 1993, was further amended and restated pursuant to the Certificate of Amendment to Restated Certificate of Incorporation filed with the Secretary of State on February 20, 1997, was further amended pursuant to the Certificate of Amendment to Restated Certificate of Incorporation filed with the Secretary of State on November 3, 1999 and was further amended pursuant to the Certificate of Amendment to the Restated Certificate of Incorporation filed with the Secretary of State on September 20, 2001.

THIRD: Pursuant to the unanimous written consent of the Board of Directors of the Corporation, the following proposed amendments to the Restated Certificate of Incorporation of the Corporation were duly adopted by the Board of Directors in accordance with the provision of Section 141(f) of the General Corporation Law of the State of Delaware (“DGCL”) and the proposed amendments were thereafter duly authorized and adopted by the holders of all of the outstanding shares of the Corporation entitled to vote thereon in accordance with the provision of Section 228 of the DGCL pursuant to the following resolutions:

RESOLVED, that effective upon the filing with the Secretary of State of Delaware of a Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation as is currently in effect, paragraph B(5)(a)(iii) of Article FOURTH of the

Restated Certificate of Incorporation be amended by deleting said paragraph B(5)(a)(iii) of Article FOURTH in its entirety and inserting the following new paragraph B(5)(a)(iii) in its place and said amendment is hereby authorized, adopted and approved in all respects:

“(iii) At any time that the Corporation deems it advisable to combine shares of Middle Tier Stock, or Convertible Securities convertible into or exchangeable or exercisable for Middle Tier Stock, with shares of Carrols Stock (a “Complete Combination”), the Board of Directors may declare that, as of the Conversion Date provided by paragraph B(5)(d)(v) of this Article, (1) each outstanding share of Middle Tier Stock shall be converted into the number of fully paid and nonassessable shares of Carrols Stock equal to the Fair Value Ratio, as of the Notice Date (as defined in paragraph B(5)(d)(v) of this Article), of (x) a share of such series of Middle Tier Stock to (y) a share of Carrols Stock, and (2) each outstanding Convertible Security convertible into or exchangeable or exercisable for Middle Tier Stock shall be converted into a Convertible Security convertible into or exchangeable for such number of shares of Carrols Stock equal to the Fair Value Ratio, as of the Notice Date, of (x) a share of such Middle Tier Stock into which such Convertible Security is convertible or exchangeable immediately prior to the Complete Combination to (y) a share of Carrols Stock. The conversion or exercise price of such newly issued Convertible Security convertible into or exchangeable for Carrols Stock shall be equal to the conversion or exercise price of such Middle Tier Convertible Security immediately prior to the Complete Combination divided by the Fair Value Ratio, as of the Notice Date, of (x) a share of such applicable underlying Middle Tier Stock to (y) a share of Carrols Stock.”

RESOLVED, that effective upon the filing with the Secretary of State of Delaware of a Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation as is currently in effect, paragraph B(5)(d)(v) of Article FOURTH of the Restated Certificate of Incorporation be amended by deleting said paragraph B(5)(d)(v) of Article FOURTH in its entirety and inserting the following new paragraph B(5)(d)(v) in its place and said amendment is hereby authorized, adopted and approved in all respects:

“(v) If the Corporation determines to convert Middle Tier Stock, or Convertible Securities convertible into or exchangeable or exercisable for Middle Tier Stock, into Carrols Stock (or another class or series of common stock of the Corporation) pursuant to paragraph B(5)(a)(iii) of this Article or to convert one series of Middle Tier Stock into another series of Middle Tier Stock pursuant to paragraph B(5)(a)(iv) or (v) or this Article, the Corporation shall, not less than 7 calendar days prior to the Conversion Date (such notice date, the “Notice Date”), cause notice to be given to each holder of shares of the series of Middle Tier Stock to be so converted and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such series of Middle Tier Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such

Convertible Securities) setting forth (1) a statement that all outstanding shares of such series of Middle Tier Stock, or Convertible Securities convertible into or exchangeable or exercisable for Middle Tier Stock, shall be converted, (2) the anticipated Conversion Date, (3) the per share number of shares of Carrols Stock or another class or series of common stock of the Corporation, as the case may be, to be received with respect to each share of such series of Middle Tier Stock, including details as to the calculation thereof, (4) the place or places where certificates for shares of such series of Middle Tier Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of such series of Middle Tier Stock, (5) the number of outstanding shares of such series of Middle Tier Stock and the number of shares of such series of Middle Tier Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (6) a statement to the effect that, subject to paragraph B(5)(d)(ix) of this Article, dividends on such series of Middle Tier Stock shall cease to be paid as of such Conversion Date and (7) in the case of notice to holders of such Convertible Securities, a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this paragraph B(5) of this Article if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder’s address as the same appears on the transfer books of the Corporation.”

RESOLVED, that effective upon the filing with the Secretary of State of Delaware of a Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation as is currently in effect, paragraph B(7)(f) of Article FOURTH of the Restated Certificate of Incorporation be amended by deleting said paragraph B(7)(f) of Article FOURTH in its entirety and inserting the following new paragraph B(7)(f) in its place and said amendment is hereby authorized, adopted and approved in all respects:

“(f) “Conversion Date” shall mean the closing date of the Complete Combination described in Section B(5)(a)(iii) of this Article or the closing date of a transaction described in Section B(5)(a)(iv) or B(5)(a)(v) of this Article, which date shall be the effective date for the conversion of shares of Middle Tier Stock, or Convertible Securities convertible into or exchangeable or exercisable for Middle Tier Stock, into shares of Carrols Stock (or into another series of Middle Tier Stock or another class or series of common stock of the Corporation, as the case may be) and set forth in the notice to holders of shares of Middle Tier Stock subject to such conversion and to holders of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of Middle Tier Stock subject to such conversion required pursuant to paragraph B(5)(d)(v) of this Article.”

RESOLVED, that effective upon the filing with the Secretary of State of Delaware of a Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation as is currently in effect, paragraph B(7)(i) of Article Fourth of the

Certificate of Incorporation shall be amended by deleting said paragraph B(7)(i) of Article Fourth in its entirety and inserting the following new paragraph B(7)(i) in its place and said amendment is hereby authorized, adopted and approved in all respects:

“(i) “Fair Value” shall mean, (i) in the case of equity securities or debt securities of a class or series that has previously been Publicly Traded for a period of at least three months, the Market Value thereof (if such Market Value, as so defined, can be determined); (ii) in the case of an equity security or debt security that has not been Publicly Traded for at least three months or the Market Value of which cannot be determined, the fair value per share of stock or per other unit of such security, on a fully distributed basis, as determined by the Board of Directors based upon a report, dated no earlier than the end of the most recent fiscal year prior to the Notice Date or Conversion Date, as applicable, by an independent appraiser with recognized standing selected in good faith by the Board of Directors; provided, however, that in the sole discretion of the Board of Directors, the appraisal may be conducted by the investment banking firm engaged by the Corporation in connection with its IPO; (iii) in the case of cash denominated in U.S. dollars, the face amount thereof and in the case of cash denominated in other than U.S. dollars, the face amount thereof converted into U.S. dollars at the rate published in The Wall Street Journal on the date for the determination of Fair Value or, if not so published, at such rate as shall be determined in good faith by the Board of Directors based upon such information as the Board of Directors shall in good faith determine to be appropriate in accordance with good business practice; and (iv) in the case of property other than securities or cash, the “Fair Value” thereof shall be determined in good faith by the Board of Directors based upon such appraisals or valuation reports of such independent experts as the Board of Directors shall in good faith determine to be appropriate in accordance with good business practice. Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Board of Directors. Solely for the purpose of calculating the Fair Value of a share of Middle Tier Stock of a series that has no shares issued and outstanding as of the applicable determination date, one share of such series shall be deemed to be issued and outstanding.”

RESOLVED, that effective upon the filing with the Secretary of State of Delaware of a Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation as is currently in effect, paragraph B(7)(j) of Article FOURTH to the Restated Certificate of Incorporation be amended by deleting said paragraph B(7)(j) of Article FOURTH in its entirety and inserting the following new paragraph B(7)(j) in its place and said amendment is hereby authorized, adopted and approved in all respects:

“(j) “Fair Value Ratio” of a share of any series of Common Stock (a “Converted Share”) to a share of any other series of Common Stock (an “Issued Share”) as of any Conversion Date or Notice Date shall mean the fraction (which may be greater or less than 1/1), expressed as a decimal (rounded to the nearest four decimal places), of an Issued Share to be issued in respect of a Converted Share, upon a conversion of a series of Common Stock into another series of Common Stock in accordance with paragraph B(5)(a)(iii), (iv) or (v) of this Article, based on the ratio of the Fair Value of a Converted Share to the Fair Value of an Issued Share as of such date.”

FOURTH: The aforementioned amendments were duly adopted in accordance with provisions 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Carrols Holdings Corporation has caused this Certificate to be signed by Joseph Zirkman, its Vice President this 5th day of October, 2004.

CARROLS HOLDINGS CORPORATION

By:	/s/ Joseph Zirkman
Joseph Zirkman, Vice President

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